UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 10, 2006
Delta Apparel, Inc.
(Exact Name of Registrant as Specified in its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

1-15583	58-2508794

(Commission File Number)	(IRS Employer Identification No.)

2750 Premiere Parkway, Suite 100, Duluth, Georgia	30097

(Address of Principal Executive Offices)	(Zip Code)
(678) 774-6900
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     As described in Item 5.02, the employment of Herbert M. Mueller as Vice President, Chief Financial Officer, and Treasurer of Delta Apparel, Inc. (the “Company”) pursuant to the Employment Agreement dated as of September 30, 2003 between the Company and Herbert M. Mueller (attached as Exhibit 10.22 to the Company’s 10-Q filed on November 5, 2003) terminated effective as of March 10, 2006.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On March 10, 2006, the Board of Directors of the Company accepted the resignation of Herbert M. Mueller as Vice President, Chief Financial Officer, and Treasurer of the Company, effective as of March 10, 2006.
     Also on March 10, 2006, the Board of Directors of the Company appointed Deborah H. Merrill as Vice President, Chief Accounting Officer, Treasurer, and Assistant Secretary of the Company, to serve until her successor is duly appointed and qualified or until her earlier resignation or removal. Ms. Merrill (age 32) has served as Director of Corporate Reporting, Planning and Administration of the Company since August 2004. From July 2000 to July 2004, Ms. Merrill served as Director of Accounting and Administration of the Company. From March 1999 to June 2000, Ms. Merrill served as Director of Accounting and Administration of the Delta Apparel division of Delta Woodside Industries, Inc. (predecessor to the Company). From August 1998 to February 1999, Ms. Merrill served as Accounting Manager of the Delta Apparel division of Delta Woodside Industries, Inc. Ms. Merrill has served as Assistant Secretary of the Company since December 1999.
     Ms. Merrill and the Company are parties to an employment agreement dated as of August 25, 2004 (the “Agreement”). The Agreement provides that Ms. Merrill will receive a base annual salary of at least $100,440.00, will be entitled to participate in the Company’s Short-Term Incentive Compensation Plan, and will be entitled to receive such perquisites as are provided by the Company from time to time to executives of the Company in comparable positions and such other benefits as are customarily available to executives of the Company.
     The Agreement provides for 6 months of base salary continuation following the death of the employee and base salary and benefits continuation for 6 months following termination of employment because of disability. The Company may terminate Ms. Merrill’s employment with or without cause upon written notice. The Agreement requires that Ms. Merrill give the Company 60 days’ prior written notice of her voluntary termination of employment. If the Company terminates Ms. Merrill’s employment without cause or Ms. Merrill terminates her employment because of a material breach of the Agreement by the Company, the Company, for a period of 12 months, will continue to pay Ms. Merrill’s base salary and certain incentive compensation based on the amount received by her for the most recent fiscal year and continue to provide the life, medical, and disability insurance provided to her prior to termination or, if different, the life, medical, and disability insurance provided to other executives during such 12 month period.
     If within one year of a Change of Control (as defined in the Agreement), Ms. Merrill terminates her employment for Good Reason (as defined in the Agreement) or the Company terminates Ms. Merrill’s employment for any reason other than Cause (as defined in the Agreement), death, or disability, then the Company must pay to Ms. Merrill (i) an amount equal to her annual base salary in effect on the termination date, (ii) an amount equal to the cash bonus paid during the fiscal year preceding termination, (iii) all benefits under the Company’s various welfare and benefit plans for 12 months after the date of termination, and (iv) outplacement assistance. Such change of control severance payments are subject in certain circumstances to reduction to avoid constituting an “excess parachute payment” under Section 280G of the Internal Revenue Code.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date: March 10, 2006	/s/ Robert W. Humphreys

Robert W. Humphreys
President and Chief Executive Officer